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                    MEDICAL IMAGING CENTERS OF AMERICA, INC.        Exhibit 11.1
                        COMPUTATION OF EARNINGS PER SHARE



                                                                              Year Ended December 31,
                                                                              -----------------------
(in thousands except per share information)                                  1995      1994       1993
-------------------------------------------                                  ----      ----       ----
                                                                                       (B)        (B)
Net income (loss) for computation of primary earnings per share             $5,656   ($  494)   ($29,613)

Fully diluted:

Adjustment for interest and amortization for the conversion of debentures      646        --          --
                                                                            ------    ------     -------

Net income (loss) for computation of fully diluted earnings per share       $6,302   ($  494)   ($29,613)
                                                                            ======    ======     =======

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Average shares:

Common shares                                                                2,451     2,426       2,361

Stock option and warrant equivalent shares (A)                                 134        --          --
                                                                            ------    ------     -------

Average shares for computation of primary earnings per share                 2,585     2,426       2,361

Fully diluted:

Stock option and warrant equivalent shares - difference from primary (A)        25        --          --

Conversion of debentures                                                       608        --          --
                                                                            ------    ------     -------

Average shares for computation of fully diluted earnings per share           3,219     2,426       2,361
                                                                            ======    ======     =======

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Net income (loss) per share:

Primary                                                                     $ 2.19   ($ 0.20)   ($ 12.54)
                                                                            ======    ======     =======

Fully diluted                                                               $ 1.96   ($ 0.20)   ($ 12.54)
                                                                            ======    ======     =======

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


(A) The treasury stock method was used to calculate the common stock equivalent number of shares from options and warrants.

(B) Adjustments for interest and amortization, option and warrant equivalent shares and additional shares from the conversion of debentures issued in 1989 are not included in the calculation for the years ended December 1994 and 1993 as their effect would be antidilutive.